                               STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT ("Agreement") dated February 15, 1999, is by and between WSI Industries, Inc., a Minnesota corporation (the "Buyer") and Rodney Winter (the "Seller").

                                       RECITAL

     Seller owns and desires to sell, and Buyer desires to purchase, 100% of the capital stock of Taurus Numeric Tool, Inc., a Minnesota corporation (the "Corporation"), upon the terms and subject to the conditions set forth in this Agreement.

     It is agreed:

                                      ARTICLE I
                              PURCHASE AND SALE OF STOCK

     1.1. SALE OF COMMON STOCK. Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date (as defined in Section 1.7), 10,000 shares (the "Shares") of duly and validly issued, fully paid and non-assessable, common stock of the Corporation.

     1.2. PURCHASE PRICE. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of Seller herein contained and in full consideration of such sale of the Shares to Buyer, Buyer agrees to pay to Seller a purchase price (the "Purchase Price") consisting of Six Million and no/100s Dollars ($6,000,000) subject to adjustment as provided in Sections 1.3 and 1.6 of this Agreement (the "Closing Payment") and (ii) the Additional Amount as described in
Section 1.5. The Closing Payment shall be paid as detailed in Section 1.4 of this Agreement.

     1.3. CLOSING DATE ADJUSTMENT. Seller shall prepare and deliver to Buyer, not later than three (3) days before the Closing Date, the December 31, 1998 balance sheet of the Corporation prepared from the books and records of the Corporation in accordance with generally accepted accounting principles consistently applied, but with the inventory valued as provided in
Section 1.6 (the "Latest Balance Sheet"). If the sum of the book value of the Corporation as set forth on the Latest Balance Sheet, less $191,990, is different from the book value of the Corporation as set forth on the October 31, 1998 Balance Sheet (excluding the book value of life insurance and vehicles) ($3,928,218) previously delivered to Buyer (the "October Balance Sheet"), the amount of the Note (as defined in Section 1.4) to be delivered at Closing shall be reduced or increased, as the case may be, on a dollar for dollar basis.

     1.4. CLOSING PAYMENT.  The Closing Payment shall be paid as follows:

          (a)  $5,000,000 in cash at Closing by wire transfer of funds; and


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          (b)  Subordinated Promissory Note (the "Note") delivered at Closing in the form attached hereto as Exhibit A in an amount equal to $1,000,000 as adjusted pursuant to Sections 1.3 and 1.6 of this Agreement. The Note shall be secured as provided in the form of Security Agreement attached hereto as Exhibit B.

     1.5. ADDITIONAL AMOUNT. Seller shall receive Two Dollars ($2.00) for every One Dollar ($1.00) of Operating Income (as defined below) above One Million Four Hundred Seventy-Five Thousand ($1,475,000) generated by the Corporation during the twelve-month period following the Closing Date, up to a maximum of One Million Dollars ($1,000,000)(the "Additional Amount"). For purposes of this Agreement, Operating Income shall be defined as earnings (including earnings from the sale of inventory described in Section 6.13) before interest, taxes and acquisition costs, each as determined by the Corporation in accordance with generally accepted accounting principles. The Additional Amount will be evidenced by a contingent subordinated promissory note (the "Contingent Note") in the form of Exhibit C hereto delivered at Closing. The Contingent Note shall be secured as provided in the form of Security Agreement attached hereto as Exhibit B. In the event that, prior to the end of the twelve-month period following the date of this Agreement, Buyer sells, exchanges, or otherwise disposes of substantially all of the assets of the Corporation or more than 50% of the outstanding capital stock of the Corporation to a third party, other than Buyer or any subsidiary of Buyer (a "Change of Control"), then the Additional Amount shall be determined by multiplying the average monthly Operating Income for each month following the Closing Date, but prior to the Change of Control, by twelve (12).

     1.6. POST-CLOSING ADJUSTMENT.

          (a) Within 45 days after the Closing Date (as defined in Section 1.7), the Buyer shall deliver to the Seller a balance sheet of the Corporation as of the opening of business on February 15, 1999 (the "Closing Date Balance Sheet") prepared by the Buyer. The fees and expenses of the audit shall be paid by Buyer. Such balance sheet shall be prepared in accordance with generally accepted accounting principles consistently applied, with the inventory value determined in a manner consistent with the Latest Balance Sheet and as provided in this Section 1.6. There shall be accrued on the Closing Date Balance Sheet an expense related to certain equipment repairs with respect to the B-axis on the Mazak #1 and #2
     machines.  Such expense shall be determined by quote from Mazak.   The
     inventory reflected on the Closing Date Balance Sheet shall be determined by a physical inventory taken as of the start of business on the Closing Date and observed by the representatives of the Buyer and Seller. The inventory will be valued at the lower of cost or market and shall consist of material, hardware and subcontract costs at their historical invoiced value; plus labor costs applied at a total hourly rate of $34.38 for work-in-progress and finished goods. The only inventory set forth on the Closing Date Balance Sheet shall be raw materials, work-in-progress and finished goods inventory for which there are current orders from customers or forecasted orders from Rockwell Air


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

     Transport, or included on Rockwell's annual purchase agreement. All other inventory shall be excluded and "Obsolete and Slow Moving Inventory." Obsolete and Slow Moving Inventory shall be subject to the terms of Section 6.13.

          (b) If the Seller has any objections to the Closing Date Balance Sheet, he shall deliver to the Buyer a statement describing such objections within 15 days after Seller's receipt of the Closing Date Balance Sheet.
     If no objections are received within such 15 day period, the Closing Date Balance Sheet shall be deemed accepted by Seller. Buyer and Seller shall use reasonable efforts to resolve any objections received during such 15 day period. In the event Buyer and Seller are unable to resolve such objections within a 15-day period following receipt by Buyer of Seller's objections, the Buyer and Seller shall, within ten days after such 15-day period, select a mutually acceptable nationally recognized accounting firm to resolve any remaining objections. The determination of such accounting firm shall be made within 30 days of the selection of such accounting firm and shall be conclusive and binding upon the parties hereto. The fees and expenses of such accounting firm shall be shared equally by Buyer and Seller.

          (c) If the aggregate book value of the Corporation, as reflected on the Closing Date Balance Sheet, as finally determined, is greater than the aggregate book value of the Corporation as reflected on the Latest Balance Sheet, less $191,990, the Purchase Price shall be adjusted upward by such amount and a corresponding adjustment to the Note shall be made as of the Closing. In the event the aggregate book value of the Corporation, as reflected on the Closing Date Balance Sheet, as finally determined, is less than the aggregate book value of the Corporation as reflected on the Latest Balance Sheet, less $191,990, the Purchase Price shall be adjusted downward by such amount and a corresponding adjustment to the Note shall be made as of the Closing. The finalization of the Closing Date Balance Sheet shall not affect any rights or remedies of Buyer under this Agreement. In the event a downward adjustment is in excess of the principal amount of the Note, such excess shall be paid by Seller to Buyer within five (5) days of final determination of such adjustment.

     1.7. CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place simultaneously with the execution of this Agreement at the offices of Lindquist & Vennum PLLP, 4200 IDS Center, 80 South 8th Street, Minneapolis, Minnesota at 9:00 a.m. on February 15, 1999. The date and time of the Closing are herein referred to as the "Closing Date." The Closing shall be effective as of 12:01 a.m. on February 15, 1999.

     1.8. CONDITIONS TO CLOSING.

          (a) The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:


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


               (i) The representations and warranties of the Buyer shall be true and correct on the Closing Date;

               (ii) The Buyer shall have performed and complied with all covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

               (iii) No action or proceeding before any court or agency will be pending or threatened wherein an unfavorable judgment, decree or order could prevent the carrying out of this Agreement or any of the transactions contemplated hereby; and

               (iv) All documents required to be delivered at Closing pursuant to Section 4.1 of this Agreement have been delivered.

          (b) The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

               (i) The representations and warranties of the Seller shall be true and correct on the Closing Date;

               (ii) The Seller shall have performed and complied with all covenants and agreements required to be performed and complied with by it under this Agreement prior to the Closing;

               (iii) No action or proceeding before any court or agency will be pending or threatened wherein an unfavorable judgment, decree or order could prevent the carrying out of this Agreement or any of the transactions contemplated hereby or have an adverse effect on the Purchased Assets or the Business;

               (iv) Buyer, in its sole discretion, is satisfied that no customer of the Corporation intends to discontinue business with or significantly reduce its business with the Corporation following the Closing;

               (v) Buyer shall have received all required consents, permits and licenses;

               (vi) Buyer shall have reached acceptable employment arrangements with key employees of the Corporation; and

               (vii) All documents required to be delivered at Closing pursuant to Section 4.1 of this Agreement have been delivered.


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


Either Buyer or Seller may waive any condition to its obligation to consummate the transactions contemplated by this Agreement and proceed with Closing.

     1.9. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

          (a)  by mutual consent of the Buyer and the Seller;

          (b) by either the Buyer, on the one hand, or the Seller, on the other hand, if there has been a misrepresentation or breach of warranty on the part of the other party in the representations and warranties set forth in this Agreement, or if the conditions precedent to the terminating party's obligations to consummate the transactions contemplated hereby have not been satisfied on or prior to Closing Date (other than as a result of the willful acts or omissions of the terminating party); or

          (c) by either the Buyer, on the one hand, or the Seller, on the other hand, if the transactions contemplated hereby have not been consummated on or before February 28, 1999; provided that neither the Buyer nor the Seller will be entitled to terminate pursuant to this Section 1.9(c) if the Buyer's or the Seller's willful breach of this Agreement, respectively, has prevented the consummation of the transactions contemplated hereby.

In the event of termination of this Agreement by either the Buyer or the Seller as provided above, this Agreement will forthwith become void, and there will be no liability on the part of either the Buyer or the Seller, except for breaches of this Agreement prior to the time of such termination.

                                      ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF SELLER

     To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

     2.1. OWNERSHIP OF THE SHARES. Seller is the record and beneficial owner of all of the Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Seller is not subject to, or a party to, any articles of incorporation or bylaw provisions, shareholder control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of the Shares.

     2.2. AUTHORITY OF SELLER. Seller has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to Buyer valid, lawful and marketable title to the Shares to be sold, assigned and transferred by Seller pursuant to this Agreement. Seller represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or default under, any contract, agreement or commitment or any law applicable to Seller or the Corporation or any of its assets or property or its business. No action, consent or approval by, or filing by Seller or the Corporation with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution and delivery by the Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby.

     2.3. TITLE. Upon delivery to Buyer of certificates duly endorsed or accompanied by duly executed stock powers representing all the Shares described in Section 1.1 above, Buyer will acquire lawful, valid and marketable title to the Shares free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever.

     2.4. ORGANIZATION AND QUALIFICATIONS OF THE CORPORATION. The Corporation is a corporation lawfully existing and in good standing under the laws of Minnesota with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     2.5. CAPITALIZATION OF THE CORPORATION. The authorized capital stock of the Corporation consists of 100,000 shares of common stock, of which 10,000 shares are issued and outstanding, fully paid and non-assessable. There are no outstanding warrants, options, preemptive rights, or other rights or securities to purchase or acquire newly issued shares of the Corporation's capital stock. There are no stock appreciation, phantom or similar rights based on the book value or any other attribute of any capital stock of the Corporation.

     2.6. SUBSIDIARIES. The Corporation does not have any subsidiaries or own any securities issued by any other business organization or governmental authority. The Corporation is not a partner or joint venturer in any partnership or joint venture.

     2.7. TITLE TO PROPERTIES; CONDITION OF PROPERTIES. The Corporation owns and has good and marketable title to all of the assets listed on the Latest Balance Sheet (defined in Section 2.10) (other than inventory sold since the date of the Latest Balance Sheet) or acquired since then, free and clear of any lien or encumbrance of any kind (collectively, "Encumbrances"). All machinery and equipment owned by the Corporation is in good repair, has been well maintained and is in good working order, normal wear and tear excepted. All assets necessary for the continued operation of the Corporation's business as it is currently being conducted and as it has been conducted since January 1, 1998 are owned by the Corporation or subject to valid leasehold interests.

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     2.8.  REAL PROPERTY.  All real property leased by the Corporation is described in Schedule 2.8 (the "Leased Real Property") and is owned by Seller. The Corporation owns no real property.

     2.9.  ENVIRONMENTAL MATTERS.

           (a) Neither the Leased Real Property nor any property previously owned or operated by the Corporation has been used by the Corporation, or to the best knowledge of Seller, by any other party, for the purpose of storing, disposing or treating any hazardous, toxic or dangerous substance, waste or material ("Hazardous Materials") as defined under or regulated by any federal, state or local laws relating to pollution, protection of the environment or worker health and safety (collectively, the "Environmental Laws"). There has been no release or threatened release of Hazardous Materials on the Leased Real Property by the Corporation or Seller or, to the best knowledge of Seller, by any other party. Neither the Corporation nor the Seller has received any notice of any asserted present or past failure by the Corporation or by any other party to comply with any Environmental
     Laws or any rule or regulation adopted pursuant to such laws in connection with the Leased Real Property.

           (b) The Corporation has not transported Hazardous Materials, or arranged for the transportation of Hazardous Materials to any disposal, treatment or storage site which is the subject of federal, state or local enforcement actions, or, to the best knowledge of Seller, other governmental or private investigations, or which may lead to claims against the Corporation for clean up costs, remedial work, or for damages.

           (c) Except as provided in Schedule 2.9, there are no underground storage tanks, as defined under federal or applicable state law, located on the Leased Real Property, and none have been placed on the Leased Real Property during the Corporation's operation of the Leased Real Property or the Seller's ownership of the Leased Real Property.

           (d) To the best knowledge of Seller, there are no material expenditures required to bring the Leased Real Property in compliance with the Environmental Laws.

     2.10. FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements:

           (a) Unaudited balance sheets dated December 31, 1997 and 1996, and related statements of income and retained earnings, and cash flows for the years then ended, as reviewed by Bertram, Vallez, Kaplan & Talbot, Ltd.; and

           (b)  Unaudited October Balance Sheet and Latest Balance Sheet.

     All of the financial statements referred to in this Section 2.10 have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with the Corporation's past practices, except as provided in
Section 2.14, and present fairly the financial condition of the Corporation at the dates of said statements and the results of its operations for the periods covered. All accruals for liabilities and reserves for contingent liabilities have been established by the Corporation as required to be established and maintained under generally accepted accounting principles. All liabilities related to the Corporation's phantom stock plan for all participants therein, including Darrell Pederson and Mark Schumacher, are fully accrued on the Latest Balance Sheet. Such liabilities include an accrual of $25,530 for Mr. Pederson and $47,869 for Mr. Schumacher.

     2.11. PAYMENT OF TAXES. The Corporation has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns and reports required to be filed by it and has paid all taxes owing by it except taxes for which adequate provision has been made in the Latest Balance Sheet. The Corporation has maintained a valid S election since its inception. The Corporation has received no notice of any impending audit by any taxing authority. The Corporation has not received notice of any tax deficiency proposed or assessed against it, and it has not executed any waiver of any statute of limitations on the assessment or collection of any tax.

     2.12. ABSENCE OF UNDISCLOSED LIABILITIES. The Corporation has no liabilities of any nature, whether accrued, absolute or contingent, other than and to the extent reflected or reserved against on the Latest Balance Sheet and liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet and liabilities disclosed on Schedule 2.12. To the best knowledge of Seller, there are no facts which materially affect, or may in the future (so far as can now be reasonably foreseen) materially affect, the business, properties, operations or condition of the Corporation which has not been specifically disclosed in this Agreement.

     2.13. ACCOUNTS RECEIVABLE. All of the accounts receivable of the Corporation reflected on the Closing Date Balance Sheet will be valid and enforceable claims, fully collectible within 90 days of their respective invoice dates, and subject to no setoff or counterclaim in the recorded amounts, subject only to the allowance for doubtful accounts reflected on the Closing Date Balance Sheet.

     2.14. INVENTORIES. The inventory of the Corporation reflected on the Closing Date Balance Sheet will consist of items of a quantity consistent with normal inventory levels of the Corporation and of a quality and condition that is usable and saleable in the ordinary course of business for the purposes for which intended. Such inventory is carried on the Corporation's books of account in accordance with generally accepted accounting principles. The inventory value reflected on the Latest Balance Sheet consists of material, hardware and subcontract costs at their historical invoiced value; plus labor costs applied at an hourly rate of $34.38 for work-in-

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progress and finished goods.  The hourly rate was determined by dividing (i)
the total of direct and indirect costs of sale less material, subcontract and applicable general and administrative costs by (ii) the total number of "machine hours" as accumulated by the Corporation's DCD computer system. Labor hours applied to inventory consisted of "burden" hours as accumulated by the Corporation's DCD system for each specific inventory part.

     2.15. CONDUCT OF BUSINESS IN THE ORDINARY COURSE. Except as provided on Schedule 2.15, the Corporation has conducted its business since October 31, 1998 only in the usual and ordinary course consistent with past practice and since such date, the Corporation has not (i) sold or transferred any of its assets, except inventory in the ordinary course of business; (ii) changed any method of accounting or accounting practice; (iii) increased or promised to increase the compensation payable to any employee, except in accordance with annual wage reviews consistent with past practices; (iv) made any direct or indirect payments, dividends, distributions, sales or transfers of assets, other than normal compensation and the distributions reflected on the Latest Balance Sheet, to any officer, director, shareholder or employee of the Corporation or any of their affiliates; (v) changed its outstanding shares of capital stock or repurchased, redeemed or acquired any outstanding shares of capital stock or other ownership interest in securities of the Corporation; or (vi) suffered any damage or casualty to its assets.

     2.16. PATENTS, TRADE NAMES, TRADEMARKS AND COPYRIGHTS. The Corporation owns and has the right to use, free and clear of any claims or rights of others, all patents, trademarks, service marks, trade names, know-how, trade secrets and customer and supplier lists which it is using.

     2.17. COMMITMENTS. Except as described on Schedules 2.17 or 2.23, the Corporation is not a party to or subject to any of the following contracts, commitments, understandings, agreements or licenses, oral or written (the "Commitments"):

           (a) any Commitment creating any obligation of the Corporation of $5,000 or more (other than sales and purchase commitments in the ordinary course of business for less than $5,000 each);

           (b) any Commitment providing for the purchase of all or substantially all of the Corporation's requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

           (c) any Commitment not terminable on 30-days notice without penalty to the Corporation, other than sales and purchase commitments entered into in the ordinary course of business;

           (d) any Commitment with any employee, consultant, sales agent or distributor;

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           (e)  any Commitment containing covenants limiting the Corporation's freedom to compete in any line of business or with any person or entity;

           (f) any Commitment for the purchase of any fixed asset for a price in excess of $5,000, whether or not such purchase is in the ordinary course of business;

           (g) any license agreement (as licensor or licensee), except software licenses used in the ordinary course of business in compliance with their respective terms;

           (h) any Commitment with any present or former officer, director or shareholder of the Corporation or with any persons or organizations controlled by or affiliated with any of them; or

           (i) any other Commitment not described above which involves total consideration in excess of $500 per month, other than utilities purchased in the ordinary course of business, salaries and employee benefits described on Schedule 2.23.

     True, correct and complete copies of the Commitments have been provided to Buyer prior to the execution of this Agreement. All Commitments are in full force and effect and have not been amended, extended or otherwise modified. Neither the Corporation nor, to the best knowledge of Seller, any other party is in default under any Commitments. None of the Commitments related to funded debt require prepayment penalties. The Corporation has all necessary software licenses to conduct its business as currently conducted and the Corporation is in compliance with such licenses.

     2.18. LITIGATION. Except as provided in Schedule 2.18, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the best knowledge of Seller, threatened against the Corporation and there are no facts known to Seller which may result in such a proceeding or investigation.

     2.19. COMPLIANCE WITH LAWS. The Corporation is in compliance in all material respects with any laws, regulations or permits which apply to the conduct of its business or the Leased Real Property.

     2.20. PERMITS. The Corporation holds all licenses, permits and franchises which are required to permit it to conduct its business, and all such licenses, permits and franchises are listed on Schedule 2.20.

     2.21. TRANSACTIONS WITH INTERESTED PERSONS. Except for the Leased Real Property and two pieces of equipment leased to the Corporation by JRW Enterprises, Inc., Seller does not own directly or indirectly any material interest in, or serve as an officer or director of, any customer, competitor or supplier of the Corporation, or any organization which has a material contract or arrangement with the Corporation.

     2.22. SUPPLIERS; CUSTOMERS. There are no existing disputes with any of the Corporation's suppliers, other than normal disputes in the ordinary course of business. Seller has no reason to believe that any supplier will discontinue business with the Corporation following the Closing. No customer has notified the Corporation, and Seller has no knowledge that a customer intends to discontinue business with or significantly reduce its business with the Corporation or materially change the terms or price of its jobs. The Corporation is not a party to any contract or series of contracts with any one customer to sell products which, in the aggregate with respect to such customer, is to be performed at a price which is less than the Corporation's full cost or to buy products at prices other than the prevailing market prices at the time the contracts were entered into.

     2.23 EMPLOYEE BENEFIT PLANS. Schedule 2.23 sets forth a list of all health care plan or arrangement; life insurance or other death benefit plans; deferred compensation or other pension or retirement plan; or other fringe or employee benefit plan or arrangement; any employment or consulting contract or executive compensation agreement; whether written or otherwise, formal or informal, voluntary or required by law, including, without limitation, any "employee benefit plan" as defined in Section 3(3) ("Employee Plan") (i) which the Corporation has any time maintained for the benefit of or relating to present or former employees, directors, leased employees, consultants and/or their dependents or beneficiaries; or (ii) with respect to which the Corporation or any ERISA Affiliate has made any payments or contributions. For purposes of this Section, "ERISA Affiliate" means all trades or businesses (whether or not incorporated) which are, or any time during the six years prior to the Closing Date, were members of a group of which the Corporation is or was a member which are or were under common control within the meaning of Code Section 414(b) or (c) or which are or were treated, together with the Corporation, as a single corporation under Code Section 414(m) or (o). Except as specifically set forth in Schedule 2.23:

           (a) Each Employee Plan has been consistently administered in substantial compliance with its terms and provisions and with the Code, ERISA and all other applicable laws and regulations, including, without limitation, Code Section 4980B and ERISA Section 601, et. seq. Each Employee Plan which is an employee pension plan as defined in Section 3(2) of ERISA meets the applicable requirements for qualification under Section 401(a) and for exemption under Section 501(a) of the Code. All reports required under ERISA or any other law or regulation to be filed by the Corporation or any ERISA Affiliate have been duly filed with the relevant governmental body, and all such reports are true and correct as of the date given in all material respects, and all Employee Plans have timely complied in all material respects with the disclosure of information regarding the Employee Plans required under Title 1 of ERISA.

          (b) All contributions required to be made prior to the Closing Date to any Employee Plan have been paid or accrued for and neither the Corporation nor any ERISA Affiliate has any liability for any Employee Plan that has arisen or accrued prior to the Closing which has not been provided for through contributions, insurance or by appropriate accrual on the Closing Date.

          (c) Neither the Corporation nor any ERISA Affiliate has engaged in any nonexempt "prohibited transaction" within the meanings of Sections 503 and 4975 of the Code or Section 406 of ERISA.

          (d) Neither the Corporation nor any ERISA Affiliate has ever been (i) a party or contributor to, or incurred withdrawal liability under Section 4201 of ERISA with respect to, any multiemployer plan (as such term is defined in Section 3(37) of ERISA), or (ii) a party or contributor to any plan maintained by more than one employer (as described in Section 413(c) of the Code).

          (e) There are no lawsuits or claims brought by any present or former employee against the Corporation or any ERISA Affiliate or any of their respective Employee Plans, other than claims for benefits in the normal course, which have not been finally resolved, and there are no claims or assessments pending or threatened against the Corporation or any ERISA Affiliate or any of their respective Employee Plans.

          (f) Except as otherwise expressly provided in any Employee Plan or as otherwise required by applicable law, no condition exists that would materially increase the expense to the employer whose employees are covered under any of the Corporation's or any ERISA Affiliate's Employee Plans nor does any condition exist which would prevent the amendment or termination of any such Employee Plan.

          (g) Schedule 2.23 sets forth (i) the names of all former employees of the Corporation whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period to which the Corporation has any continuing obligation or liability; and (ii) the names of all employees of the Corporation who are on a short or long term disability, workers' compensation disability, sick leave, personal leave or is otherwise unable to return to work prior to Closing, the expected duration of their disability or leave, and any benefits to which such individuals are entitled as of the Closing.

     2.24 EMPLOYEE MATTERS. None of the employees of the Corporation are represented by any union or subject to any collective bargaining agreement and, to the best knowledge of Seller, none of such employees are engaged in any organizational activities. The Corporation is in substantial compliance with all applicable federal, state, and local laws relating to the employment of labor, including the provisions thereof relating to wages, hours, occupational health and safety, health and welfare insurance, collective bargaining, discrimination, and the payment of withholding and social security taxes, and the Corporation is not liable for any arrears of wages, or any tax or penalties, for failure to comply with any of the foregoing. The Corporation is not in receipt of any complaint, demand letter or charge issued by any federal, state or local agency alleging a violation of any law, regulation or ordinance respecting employment or employment practices, nor has the Corporation heretofore incurred any liability under the Workers Adjustment and Retraining
Notification Act or similar state law or regulation. To the best knowledge of Seller, non of the employees of the Corporation has suffered or is suffering from any illness or disease caused directly or indirectly by nay employment related condition or by contract with any Hazardous Materials within the scope of such employee's employment with the Corporation.

     2.25. BANK ACCOUNTS. Schedule 2.25 is a complete list of all bank accounts of the Corporation, listing all authorized signatories thereto.

     2.26. FULL DISCLOSURE. Seller has not omitted to disclose any material fact necessary to make the representations and warranties of Seller contained herein not misleading.

     2.27. BROKER. Except for Enterprise Investments, Inc., no person, firm or corporation has or shall have, as a result of any act or omission of either the Corporation (prior to the Closing) or the Seller, or any representative or agent of either of them, any right, interest or valid claim against Buyer or the Corporation, for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

     2.28 YEAR 2000 COMPLIANCE. All computer software, firmware, hardware and other similar items of automated, computerized, and/or software systems that are used by the Corporation in the conduct of its business will not malfunction, will not cease to function, will not generate incorrect data or results when processing, providing and/or receiving (i) date-related data into and between the 20th and 21st centuries; and (ii) date-related data in connection with any valid date in the 20th and 21st centuries in such a manner as would result in a material adverse effect on the Corporation's operations or financial condition. No representation is made hereunder by Seller with respect to utility, transportation and similar services provided to the Corporation on a daily or ordinary course basis from third parties.

                                     ARTICLE III
                       REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     3.1. ORGANIZATION AND QUALIFICATION OF BUYER. Buyer is a corporation lawfully existing and in good standing under the laws of Minnesota with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

     3.2. APPROVAL. Buyer has all necessary corporate power and is duly authorized to purchase, acquire and accept the Shares as specified in this Agreement. Buyer has taken all action required to authorize and approve the execution and delivery of this Agreement and the consummation by Buyer of the transactions contemplated hereby.

     3.3. PROHIBITIONS OF TRANSACTIONS. There is no pending or threatened action, suit, proceeding or investigation before any court or governmental body, or by any government agency, which would restrain or prevent Buyer from carrying out the transactions contemplated by this Agreement.

     3.4. LITIGATION. There is no litigation proceeding or investigation of any claim pending, or to the best of knowledge of the Buyer, threatened against the Buyer, its business, or against the transaction contemplated by Buyer under this Agreement which, if adversely determined, would materially and adversely affect the execution, delivery or performance of this Agreement on the part of the Buyer, and there is no basis known to Buyer for any such action.

     3.5. BROKER. Except for Franklin Capital Partners, no person, firm or corporation has, or shall have, as a result of any act or omission of Buyer, any right, interest or valid claim against the Seller or the Corporation (prior to the Closing), for any commission, fee or other compensation as a finder or broker in connection with the transactions contemplated by this Agreement.

     3.6. NO CONFLICTS; APPROVALS. Buyer represents that neither the execution and delivery of this Agreement or any other agreement contemplated hereby by Buyer nor the consummation of the transactions hereby by Buyer will conflict with or result in any violation of, or default under, any contract, agreement or commitment or any law applicable to Buyer or any of its assets or property or its business. No action, consent or approval by, or filing by Buyer with, any federal, state, municipal, foreign or other court or governmental body or agency, or any other regulatory body, is required in connection with the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, except such filings as may be necessary under federal securities laws.

                                      ARTICLE IV
                            DOCUMENTS DELIVERED AT CLOSING

     4.1. DELIVERIES AT CLOSING. The following documents shall be executed and/or delivered at the Closing:

          (a) Certificates representing all the issued and outstanding Shares duly endorsed by Seller or accompanied by duly executed stock powers transferring such shares to Buyer.

          (b)  A Lease Agreement between the Corporation and Rodney Winter.

          (c) An Employment Agreement and a Non-Compete Agreement between the Corporation and Rodney Winter.

          (d) An Equipment Purchase and Non-Compete Agreement between the Corporation, JRW Enterprises, Inc. and Justin R. Winter.

          (e)  The Note and the Contingent Note.

          (f)  Security Agreement between the Corporation and Rodney Winter.

          (g)  UCC-1 financing statement of the Corporation.

          (h) Resignations of the officers and directors of the Corporation.

          (i) Certificate of Secretary of Buyer regarding resolutions of the Board of Directors approving the transactions contemplated by this Agreement.

          (j) An executed Subordination Agreement and Landlord's Waiver with Buyer's senior lender.

          (k)  Consent of Rockwell to assignment of contract, if required.

          (l) Termination and release of all liens and encumbrances on the assets of the Corporation.

          (m) Release of Guaranty of Rodney Winter issued to Norwest Bank, National Association.

          (n) Release of Guaranty of the Corporation issued to Norwest Bank, National Association.

                                      ARTICLE V
                             INDEMNIFICATION AND RELEASE

     5.1. INDEMNIFICATION OF BUYER. Seller shall defend, indemnify and hold harmless Buyer and the Corporation from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses (including reasonable attorneys' fees) (collectively "Damages") arising from or related to
(a) any and all misrepresentations or breaches of representations, warranties or covenants of Seller set forth in this Agreement; (b) any tax payable by the Corporation with respect to any taxable period ending on or prior to the Closing Date, and any tax deficiencies of the Corporation, including interest and penalties, arising from any audit by any tax authority with respect to any period ending on or prior to the Closing Date; (c) whether or not disclosed by Seller as of the Closing Date, any liability under any Environmental

Law arising out of, resulting from or relating to (1) the Leased Real Property, or the ownership or operation thereof on or prior to the Closing Date; (2) Hazardous Materials generated, released or disposed of by Seller or the Corporation on or prior to the Closing Date; (3) conditions which exist at the Leased Real Property on or prior to the Closing Date or after the Closing Date which were not caused by the Corporation on or after the Closing Date; or (4) the existence or maintenance of any underground storage or holding tank on the Leased Real Property, including any release of Hazardous Materials associated therewith, on or before the Closing Date (and after the Closing Date, provided the Corporation continues to utilize the tanks in substantially the same manner as utilized prior the Closing); (d) except for liabilities set forth on Schedule 5.1, liabilities of the Corporation arising out of events occurring or facts existing prior to Closing to the extent accruals for such liabilities reflected on the Closing Date Balance Sheet are insufficient to cover such liabilities; or (e) any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses and seeking indemnification therefor.

     5.2. INDEMNIFICATION OF SELLER. Buyer shall defend, indemnify and hold harmless Seller from and against any and all claims, causes of action, losses, costs, damages, deficiencies or expenses (including reasonable attorneys' fees) (collectively "Damages") arising from or related to (a) any and all misrepresentations or breaches of representations, warranties or covenants of Buyer set forth in this Agreement; or (b) any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses and seeking indemnification therefor. In addition, the Corporation (after the Closing) shall defend, indemnify and hold harmless Seller from and against any and all Damages arising from or related to (a) any tax payable by the Corporation with respect to any taxable period beginning after the Closing Date, and any tax deficiencies of the Corporation, including interest and penalties, arising from any audit by any tax authority with respect to any period beginning after the Closing Date; (b) except to the extent indemnifiable by Seller as provided in Section 5.1 above, any liability under any Environmental Law arising out of, resulting from or relating to (1) the operation by the Corporation of the Leased Real Property after the Closing Date, or (2) Hazardous Materials generated, released or disposed of by the Corporation after the Closing Date; (c) liabilities of the Corporation reflected on the Closing Date Balance Sheet but solely to the extent of any accruals for such liabilities reflected on the Closing Date Balance Sheet; or (d) any costs and expenses associated with defending against any of the foregoing claims, liabilities, obligations, costs, damages, losses and expenses in seeking indemnification therefor.

     5.3. LIMITATIONS.

          (a) Notwithstanding the provisions of Section 5.1, Buyer and the Corporation shall not be entitled to recover Damages for which Buyer or the Corporation is entitled to indemnification as a result of or arising out of matters described in Section 5.1(a) until such Damages exceed $50,000, and if such Damages exceed such amount, Buyer and the Corporation shall be entitled to recover all such Damages; provided Damages resulting from the breach of the representations and warranties in Section 2.3 (Title),
     Section 2.9

     (Environmental), Section 2.11 (Taxes), Section 2.23 (Employee Benefits),
     Section 6.2 (Expenses) or Section 6.14 (Inventory) shall not be subject to the limitation contained in this Section 5.3(a). Notwithstanding the provisions of Section 5.1, Seller shall have no liability under Section 5.1 with respect to any costs or expenses of any remediation unless ordered or demanded by a court, governmental body or agency, or other third party, or such remediation is required to be undertaken by applicable Environmental Law or is necessary in order for the Corporation to be in compliance with applicable Environmental Laws or would be voluntarily undertaken under customary business practices in the industry.

          (b) Notwithstanding the provisions of Section 5.1, the aggregate Damages for which Buyer or the Corporation is entitled to indemnification pursuant to Section 5.1(a) shall not exceed an amount equal to the Closing Payment; provided Damages resulting from the breach of the representations and warranties in Section 2.3 (Title) shall not be subject to the foregoing limitation, but shall be limited to an amount equal to the Closing Payment and all other payments to be made by Buyer or Corporation to Seller under the other agreements referenced herein.

          (c) Any proceeds from insurance paid to or on account of the Buyer as a direct result of any fact, event or circumstance requiring indemnity pursuant to Section 5.1 shall constitute a credit which shall be offset against the total Damage (before the application of Section 5.3(a)).

          (d) Any damage calculated for purposes of Section 5.1 shall be calculated taking into account any offsetting federal, state, local or foreign tax benefits which may accrue because of such Damage to Buyer.

          (e) On September 15, 2000, the parties shall be released from the agreements of indemnification contained in Sections 5.1 and 5.2 in respect of any claims which have not been made, in writing, prior to such date; provided, however, that (i) the Seller shall not be released from the agreements of indemnification arising under Section 5.1(a) with respect to breaches of representations and warranties contained in Section 2.3 (Title) or Section 2.11 (Taxes), or breaches of covenants in this Agreement, all of which shall continue until the applicable statute of limitations has expired; (ii) Seller shall not be released from the agreements of indemnification arising under Sections 5.1(b) or 5.1(d), all of which shall continue until the applicable statute of limitations has expired, at which time Seller shall be released from such agreements of indemnification; and
     (iii) the Seller shall not be released from the agreement of indemnification arising under Section 5.1(a) with respect to breaches of representations and warranties contained in Section 2.29 (Environmental) or under Section 5.1(c), each of which shall continue until February 15, 2004, at which time Seller shall be released from such agreements of indemnification. Notwithstanding the foregoing, all agreements of indemnification under Sections 5.1 and 5.2 shall remain effective in respect of claims made in writing by giving notice as provided in this Agreement prior to such respective dates until such claims are finally determined and satisfied in full.

     5.4. GENERAL RELEASE. On the Closing Date, Seller releases the Corporation and its directors, officers, agents and employees and discharges them from any and all obligations and claims which have arisen or might arise out of facts or actions existing or taken on or prior to the Closing Date, except obligations or claims which may be made under this Agreement, but including specifically the Corporation's obligations under any oral or written lease for the Leased Real Property. In the event that Buyer is entitled to any claim for indemnification under this Agreement against the Seller, the Seller agrees that he shall not have the right to seek indemnity or contribution with respect to any such claim from, or have any similar right with respect to, the Corporation, Buyer or their affiliates whether by contract, agreement, bylaw, corporate law statute, common law or otherwise.

                                      ARTICLE VI
                                    MISCELLANEOUS

     6.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to Buyer or Seller in connection with this Agreement will survive the Closing Date and the consummation of the transactions contemplated hereby as provided in Section 5.3(e).

     6.2. EXPENSES. Buyer and Seller will each pay all of their own legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof. Seller represents that all such expenses of the Corporation shall be paid (and not accrued) prior to the Closing. Seller and not the Corporation shall pay any fee due Enterprise Investments, Inc.

     6.3. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws (and not the law of conflicts) of the State of Minnesota.

     6.4. ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the party to be bound thereby.

     6.5. SEVERABILITY OF INVALID PROVISION. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

     6.6. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

     6.7. SECTION HEADINGS. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

     6.8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the parties.

     6.9. WAIVER. Waiver by Seller or Buyer of any breach of or failure to comply with any provision of this Agreement by the other party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

     6.10. NON-EXCLUSIVITY. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument; provided, however, that such rights, remedies, powers and privileges are subject to the limitations in Section 5.3, except to the extent they relate to claims of fraud.

     6.11. FINANCIAL STATEMENTS. Seller and Buyer acknowledge that Buyer may need to report this transaction in a Form 8-K filing with the Securities and Exchange Commission (the "SEC") and, in connection therewith, Buyer must file audited financial statements of the Corporation for the past three years.
Seller agrees to the inclusion of such financial statements in the Form 8-K and further agrees to provide all necessary assistance, including management letters, as may reasonably be required to complete such audited financial statements within the time required by the SEC.

     6.12. 338(H)(10) ELECTION; FINAL S-CORPORATION RETURN.

          (a) Buyer, at its sole discretion, may make an election for federal and state tax purposes, and Seller hereby agrees to join Buyer in making an election, under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "338(h)(10) Election") with respect to the purchase and sale of the Shares. Buyer shall pay, at such time as the election is made and joined in by Seller, any taxes for which Seller or the Corporation may become liable to any taxing authority which are attributable to the 338(h)(10) Election. Buyer and Seller agree to an allocation of the purchase price with respect to the assets of the Corporation for all tax purposes in accordance with a schedule to be prepared by Buyer and delivered to Seller at the time the 338(h)(10) Election is made.

          (b) Seller will prepare the final income tax return for the Corporation, and the related Forms K-1 through the Closing Date.

     6.13. INVENTORY. With respect to inventory owned by the Corporation which is not included as an asset on the Closing Date Balance Sheet, but which is sold in the ordinary course of business during the four-year period following the Closing, the Corporation shall pay Seller an amount equal to 90% of the amount received from a customer of the Corporation with respect to the purchase of such inventory within 30 days of Corporation's receipt of payment from its customer. After such four-year period, the Corporation shall be free to dispose of such inventory without payment or other obligation to Seller.

     6.14. NOTICES. All notices and replies thereto required hereunder shall be in writing, properly addressed to the other party, signed by the party giving notice, and may be delivered by hand or sent by facsimile transaction or certified mail, return receipt requested. Notices shall be effective upon receipt. Notices sent by mail shall be deemed received on the date of receipt indicated by the return verification provided by the U.S. Postal Service. Notices sent by facsimile transaction shall be deemed received the day on which sent and shall be conclusively presumed to have been received in the event that the sender's copy of the facsimile transaction contains the "confirmation" of the other party's facsimile transaction. Notice shall be given, mailed or sent to the parties at the following addresses, or at such other address as may be given by proper notice.

     If to Buyer:             WSI Industries, Inc.
                              2605 West Wayzata Boulevard
                              Long Lake, MN 55356
                              Attn: Michael J. Pudil
                              Fax: 612-476-7561

     If to Seller:            Rodney Winter
                              16040 Northeast 56th Street
                              Elk River, MN 55330

     6.15. OTHER AGREEMENTS. Prior to the Closing Date, the Corporation will transfer the sponsorship and then shall withdraw, effective as of the Closing Date, from the pension plan sponsored by the Corporation (the "Profit Sharing Plan") and except as provided below, the ERISA Affiliates will retain responsibility for and shall indemnify and hold harmless the Corporation and Buyer from any and all liabilities arising under the Profit Sharing Plan occurring prior to or after the Closing Date.

          (a) TRANSFER OF ASSETS AND LIABILITIES FROM PROFIT SHARING PLAN. From and after the Closing Date, employees of the Corporation shall cease to accrue any further benefits under the Profit Sharing Plan. As soon as practicable after the Closing Date, the Buyer shall establish (or designate) (the "Buyer's Plan") to provide benefits to the employees of the Corporation and their beneficiaries who, on the Closing Date, are participants in the Profit Sharing Plan (the "Transferred Plan Participants") and the sponsor of the Profit Sharing Plan and Buyer shall agree upon and designate a transfer date ("Transfer Date"). The sponsor of the Profit Sharing Plan shall cause the trustee of the Profit Sharing Plan to transfer on the Transfer Date to the trusts forming a part of the Buyer's Plan cash (or at the election of the Buyer, assets in kind) and promissory notes representing plan loans to Transferred Plan Participants in an amount equal to the vested and non-vested account balances of the Transferred Plan Participants as of the Transfer Date (the "Account Balances") and, effective as of the receipt of such assets, the Buyer's Plan shall assume all liabilities and obligations for benefits to the Transferred Plan Participants and their beneficiaries arising under the Profit Sharing Plan.

           (b) NO THIRD PARTY BENEFITS. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

     6.16. EMINENT DOMAIN. Buyer and the Corporation agree that any funds received by the Corporation as a result of an eminent domain action with respect to real property owned by Seller and not involving the Leased Real Property shall be received for the benefit of Seller and shall be assigned to him.

     6.17. ENVIRONMENTAL MATTERS. Buyer and Seller have received a copy of a Phase I Environmental Site Assessment prepared by Peer Environmental & Engineering Resources, Inc. ("Peer") dated February 9, 1999 with respect to the Leased Real Property (the "Phase I"). Seller agrees that it shall, at Seller's expense, retain Peer to conduct the Phase II subsurface investigation (the "Phase II") suggested in the Phase I to address the recognized environmental conditions referenced in the Phase I, including, without limitation, the potential for soil and/or groundwater contamination associated with the underground storage tanks and septic system and the presence of acetone detected from an on-site water well (the "Environmental Conditions"). The Phase II shall be completed within 45 days after the Closing. Notwithstanding anything herein to the contrary, Seller shall, at Seller's expense, undertake such remedial actions as may be recommended by Peer or otherwise required by Environmental Laws with respect to any matters addressed in the Phase II, and shall indemnify and hold Buyer and the Corporation harmless with respect to all Damages arising out of or related to such Environmental Conditions or other matters addressed in the Phase II and any remediation of the same, including any required or recommended ongoing monitoring costs. In addition, Seller, at Seller's expense, shall immediately register all underground storage tanks located on the Leased Real Property. Seller's obligations set forth in this Section 6.17 shall survive the Closing Date indefinitely, shall not be subject to the limitations in Section 5.3 or 6.1 and shall be in addition to Seller's obligations in
Article V.

     6.18. CASH BALANCE. Notwithstanding anything herein to the contrary, Seller represents that the Corporation has cash on hand or in banks or investment accounts in an amount of at least $1,575,000 as of the Closing. Neither Seller nor any officer or employee of the Corporation has made a withdrawal, written a check or otherwise directed that such cash be distributed from the Corporation. Any breach of the representations in this Section 6.18 shall not be subject to the limitations set forth in Article V.

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first above written.


                                       WSI INDUSTRIES, INC.

                                       By:  /s/ Michael J. Pudil
                                           -----------------------------------
                                       Its: President
                                           ----------------------------------



                                       /s/ Rodney Winter, Individually
                                       ----------------------------------
                                       Rodney Winter, Individually